JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of this 1st day of January, 2010 to the Subadvisory Agreement dated December 29, 2006, as amended (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and MFC Global Investment Management (U.S.A.) Limited, a Canadian corporation (the "Subadviser") with respect to John Hancock International Allocation Portfolio, a series of John Hancock Funds III. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.                  CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended and restated as shown in Appendix A attached hereto.

2.                  EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.                  DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.                  OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                                                  JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

                                                            By:    ____/s/ Bruce R. Speca

                                                                           Name:     Bruce R. Speca

                                                                           Title:        Executive Vice President

                                                                  MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

                                                                  By:    ____/s/ Jacqueline L. Allard

                                                                           Name:     Jacqueline L. Allard

                                                                                                    Title:        Vice President and CAO

APPENDIX A

The Subadviser shall serve as investment subadviser for the John Hancock International Allocation Portfolio (the "Portfolio"). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee at an annual rate as follows (the "Subadviser Fee"):

Portfolio                                                                                  Net Assets

John Hancock International Allocation Portfolio

The Subadviser Fee for the Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio. For purposes of determining net assets of the Portfolio and calculating the Subadviser Fee, the net assets of the Portfolio are determined as of the close of business on the previous business day of the Trust.

If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Subadviser Fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.